Exhibit 99.2
FOR IMMEDIATE RELEASE
GAYLORD ENTERTAINMENT ELECTS NEW BOARD MEMBER AND
ANNOUNCES $80 MILLION STOCK REPURCHASE PROGRAM
- Royal Caribbean Executive, Maria Sastre, Brings Extensive
Hospitality Expertise to Board of Directors -
NASHVILLE, Tenn. — February 7, 2008 — Gaylord Entertainment Company (NYSE: GET) today announced that Maria Sastre has joined the board of directors. Ms. Sastre is vice president, International, Latin American & Caribbean, sales & marketing for Royal Caribbean International & Celebrity Cruises.
“Maria is an established leader in the hospitality industry, bringing a tremendous amount of insight and experience to our board and to our management team,” said Colin Reed, chairman and chief executive officer of Gaylord Entertainment. “Maria’s track record of creating significant growth through sales and marketing efforts and her focus on customer satisfaction certainly fits well with our strategy to provide a unique experience and best-in-class service to our customers.”
Ms. Sastre comes to Gaylord’s board with twenty-plus years of industry experience. Prior to working with Royal Caribbean Cruises Limited, she spent seven years with United Airlines, most recently as the vice president of customer satisfaction. She has also worked with Continental Airlines and Eastern Airlines and their sales subsidiary, Continental-Eastern Sales, Inc. as vice president, sales administration and chief financial officer.
In addition to her position with Gaylord, Ms. Sastre serves on the executive committee of the Greater Miami Convention and Visitors Bureau as a former chairperson, where she is involved with direct tourism marketing efforts. She also serves on the Florida International University’s School of Hospitality Management’s executive advisory board, as a trustee for the United Way of Miami-Dade and as a board member of Darden Restaurants and Publix Supermarkets.
The Company also announced today that its board of directors has approved a stock repurchase program to repurchase up to $80 million of the Company’s common stock. This program is intended to be implemented though purchases made from time to time in the open market, in accordance with Securities and Exchange Commission requirements. Under the stock repurchase program, no shares will be purchased directly from officers or directors of the Company. As of February 5, 2008, the Company had approximately 41.2 million shares outstanding.

The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. Funds for the repurchase of shares are expected to come primarily from cash on hand. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended at any time at the Company’s discretion.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the costs and timing of the opening of the Gaylord National, increased costs and other risks associated with building, developing and expanding new or existing hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
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Investor Relations Contacts:	Media Contacts:

Rob Tanner, Director Investor Relations	Brian Abrahamson, Vice President of Communications

Gaylord Entertainment	Gaylord Entertainment

(615) 316-6572	(615) 316-6302

rtanner@gaylordentertainment.com	babrahamson@gaylordentertainment.com

~or~

Josh Hochberg

Sloane & Company

(212) 446-1892

jhochberg@sloanepr.com